Exhibit 23.2


            Consent of Independent Registered Public Accounting Firm



The Board of Directors
FNB Bancorp:


We consent to the incorporation by reference in the registration statements (No. 333-91596, 333-98293 and 333-106363) on Form S-8 of FNB Bancorp of our report dated March 3, 2005, with respect to the consolidated balance sheets of FNB Bancorp as of December 31, 2004, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, cash flows for each of the years in the two-year period ending December 31, 2004, which report appears in the December 31, 2005 annual report on Form 10-K of FNB Bancorp.



/s/ KPMG LLP
-------------------------

San Francisco, California
March 28, 2006